Exhibit 99.1

RBB Bancorp Reports Second Quarter 2024 Earnings

Los Angeles, CA, July 22, 2024 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (the “Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company,” announced financial results for the quarter ended June 30, 2024.

Second Quarter 2024 Highlights

●	Net income totaled $7.2 million, or $0.39 diluted earnings per share.
●	Return on average assets of 0.76%, compared to 0.81% for the quarter ended March 31, 2024.
●	Net interest margin of 2.67%, down two basis points, compared to 2.69% for the quarter ended March 31, 2024.
●	Repurchased 448,190 shares of common stock for $8.1 million during the quarter ended Jun 30, 2024.
●	Book value and tangible book value per share(1) increased to $28.12 and $24.06 at June 30, 2024, up from $27.67 and $23.68 at March 31, 2024.

The Company reported net income of $7.2 million, or $0.39 diluted earnings per share, for the quarter ended June 30, 2024, compared to net income of $8.0 million, or $0.43 diluted earnings per share, for the quarter ended March 31, 2024.

“We saw further signs of stabilization in the second quarter with modest loan growth and unchanged funding costs,” said David Morris, Chief Executive Officer of RBB Bancorp. “Net interest margin declined 2 basis points, but we are cautiously optimistic that it will begin to expand in the third and fourth quarter. We did see an increase in non-performing loans in the second quarter, due primarily to three loans, which have sufficient collateral at the end of the quarter. Our loan production of over $115 million resulted in $20 million in net loan growth and higher gain on sale of loans. We are seeing positive loan pipeline activity and as a result expect to have ongoing net loan growth.”

“The Board of Directors appreciates all of the hard work that went into stabilizing the business in a very difficult banking environment,” said Christina Kao, Chair of the Board of Directors. “We’re now ready to build on the Bank’s well-deserved reputation as one of the premier Asian-American financial institutions to serve our clients and enhance shareholder value.”

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures included at the end of this press release.

Net Interest Income and Net Interest Margin

Net interest income was $24.0 million for the second quarter of 2024, compared to $24.9 million for the first quarter of 2024. The $912,000 decrease in net interest income was due to a decrease in interest income of $1.9 million offset by a decrease in interest expense of $997,000. The decrease in interest income was due to lower interest income on interest-bearing deposits in other financial institutions of $1.7 million and loans of $227,000. Interest and fees on loans included a reversal of interest income for loans that migrated to nonaccrual of $710,000 for the second quarter of 2024 compared to $190,000 for the first quarter. The decrease in interest expense was due to lower average interest-bearing deposits, as brokered deposits were replaced with retail deposits.

Net interest margin (“NIM”) was 2.67% for the second quarter of 2024, a decrease of two basis points from 2.69% for the first quarter of 2024. The decrease was due to a 3 basis point decrease in the yield on average interest-earning assets combined with no change in the overall cost of funds. The yield on average interest-earning assets decreased to 5.89% for the second quarter of 2024 from 5.92% for the first quarter of 2024 due mainly to a 3 basis point decrease in the yield on average loans to 6.04% for the second quarter of 2024 combined with a change in the mix of average-earnings assets. Average loans represented 84% of average interest-earning assets in the second quarter of 2024 compared to 81% in the first quarter of 2024. During the second quarter, $22.5 million in loans migrated to nonaccrual, which reduced the second quarter's average loan yield by 9 basis points and the NIM by 8 basis points. In comparison, during the first quarter of 2024, $7.7 million in loans migrated to nonaccrual, which reduced the first quarter's average loan yield by 2 basis points and the NIM by 2 basis points. The overall cost of funds remained flat at 3.59% due to the average cost of interest-bearing deposits increasing 4 basis points to 4.36% in the second quarter of 2024, which was offset by an improvement in the overall funding mix. The ratio of average noninterest-bearing deposits to average total funding sources increased to 16.1% from 15.5%.

Provision for Credit Losses

The Company recorded a $557,000 provision for credit losses for the second quarter of 2024 compared to no provision for credit losses for the first quarter of 2024. The second quarter provision took into consideration factors including changes in the loan portfolio mix, ongoing uncertainty in the economy related to inflation and the outlook for market interest rates, and credit quality metrics, including higher nonperforming loans at the end of the second quarter of 2024 compared to the end of the first quarter of 2024.

Noninterest Income

Noninterest income for the second quarter of 2024 was $3.5 million, an increase of $116,000 from $3.4 million for the first quarter of 2024. This increase was due to income of $359,000 from an equity investment (included in other income) and $139,000 in higher gain on sale of loans, partially offset by lower net gain on other real estate owned ("OREO") of $432,000. OREO totaling $1.1 million was sold during the second quarter of 2024 for a gain of $292,000. This compared to a $560,000 gain on transfer of loans to OREO and net gain on the sale of OREO of $164,000 in the first quarter of 2024. There was no OREO outstanding at June 30, 2024.

Noninterest Expense

Noninterest expense for the second quarter of 2024 was $17.1 million, an increase of $155,000 from $17.0 million for the first quarter of 2024. This increase was due primarily to higher legal and professional expenses and other expenses, partially offset by a decrease in salaries and employee benefits expense due to the timing of taxes and benefits. The increase in legal and professional expenses are due primarily to legal expenses for credit-related matters and an insurance reimbursement during the first quarter of 2024. There was no similar insurance reimbursement in the second quarter of 2024. The annualized noninterest expenses divided by average assets for the second quarter of 2024 was 1.79%, up from 1.72% for the first quarter of 2024.

Income Taxes

The effective tax rate was 25.9% for the second quarter of 2024 and 28.8% for the first quarter of 2024. The decrease in the effective tax rate in the second quarter is due in part to utilizing a higher level of tax credits. The effective tax rate for 2024 is estimated to be 28.0%.

Balance Sheet

At June 30, 2024, total assets were $3.9 billion, a $9.8 million decrease compared to March 31, 2024, and a $207.4 million decrease compared to June 30, 2023.

Loan and Securities Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $3.0 billion as of June 30, 2024, an increase of $20.4 million from March 31, 2024. The increase from March 31, 2024 was primarily due to an $11.7 million increase in commercial real estate ("CRE") loans, a $5.2 million increase in commercial and industrial ("C&I") loans, a $4.4 million increase in construction and land development ("C&D") loans and a $4.3 million increase in single-family residential ("SFR") mortgages, partially offset by a $4.4 million decrease in Small Business Administration ("SBA") loans. The loan to deposit ratio was 99.4% at June 30, 2024, compared to 98.6% at March 31, 2024 and 99.3% at June 30, 2023.

As of June 30, 2024, available-for-sale securities totaled $325.6 million, a decrease of $9.6 million from March 31, 2024. As of June 30, 2024, net unrealized losses totaled $30.2 million, a $44,000 decrease due to increases in market interest rates, when compared to net unrealized losses as of March 31, 2024.

Deposits

Total deposits were $3.0 billion as of June 30, 2024, a $4.7 million decrease compared to March 31, 2024. This decrease was due to a decrease in interest-bearing deposits, while noninterest-bearing deposits increased $3.5 million to $543.0 million. The decrease in interest-bearing deposits included a decrease in time deposits of $13.1 million, offset by an increase in non-maturity deposits of $4.9 million. The decrease in time deposits included a $76.9 million decrease in higher cost wholesale deposits (brokered deposits, collateralized State of California certificates of deposit and deposits acquired through internet listing services). Wholesale deposits totaled $120.7 million at June 30, 2024, and $197.6 million at March 31, 2024. Noninterest-bearing deposits represented 18.0% of total deposits at June 30, 2024 compared to 17.8% at March 31, 2024.

Credit Quality

Nonperforming assets totaled $54.6 million, or 1.41% of total assets, at June 30, 2024, compared to $37.0 million, or 0.95% of total assets, at March 31, 2024. The $17.6 million increase in nonperforming assets was due to an $18.7 million increase in nonperforming loans and a decrease of $1.1 million in OREO. The increase in nonperforming loans was mostly due to three loans that migrated to nonaccrual totaling $22.0 million, consisting of a C&D loan, a CRE loan and a C&I loan. The other nonperforming loan activity for the second quarter of 2024 included additions of $540,000, payoffs or paydowns of $3.0 million, loans that migrated to accruing status of $784,000, and nonaccrual loan charge-offs of $117,000. As previously noted, OREO totaling $1.1 million was sold during the second quarter of 2024 for a gain  of $292,000.

Special mention loans totaled $19.5 million, or 0.64% of total loans, at June 30, 2024, compared to $20.6 million, or 0.68% of total loans, at March 31, 2024. The decrease was due to downgrades to substandard loans of $1.4 million, and loan paydowns of $711,000, offset by additions of $1.0 million.

Substandard loans totaled $63.1 million, or 2.07% of total loans, at June 30, 2024, compared to $57.2 million, or 1.89% of total loans, at March 31, 2024. The $5.9 million increase was primarily due to a $10.0 million C&D loan downgraded from pass to substandard and downgrades from special mention loans totaling $1.4 million, offset by loan paydowns of $6.0 million, upgrades to pass loans of $856,000, and charge-offs of $541,000.

30-89 day delinquent loans, excluding nonperforming loans, decreased $9.7 million to $11.3 million as of June 30, 2024, compared to $21.0 million as of March 31, 2024. The decrease in past due loans was due to $12.7 million in loans that migrated to nonaccrual, $4.4 million in loans that migrated back to past due for less than 30 days, and $1.6 million in loan payoffs or paydowns, partially offset by $9.0 million in new delinquent loans.

As of June 30, 2024, the allowance for credit losses totaled $42.4 million and was comprised of an allowance for loan losses of $41.7 million and a reserve for unfunded commitments of $624,000 (included in “Accrued interest and other liabilities”). This compares to the allowance for credit losses of $42.4 million comprised of an allowance for loan losses of $41.7 million and a reserve for unfunded commitments of $671,000 at March 31, 2024. The allowance for credit losses for the second quarter of 2024 was impacted by a $557,000 provision for credit losses, net charge-offs of $551,000, and a reduction in specific reserves of $14,000. Although nonperforming loans increased, specific reserves decreased based on the level of collateral for individually reviewed, collateral dependent loans. Charge-offs in the second quarter of 2024 were primarily related to a CRE non-owner occupied loan that migrated to nonaccrual and was written-down to its estimated fair value. The allowance for loan losses as a percentage of loans held for investment was 1.37% at June 30, 2024, compared to 1.38% at March 31, 2024. The allowance for loan losses as a percentage of nonperforming loans was 76% at June 30, 2024, a decrease from 116% at March 31, 2024.

	For the Three Months Ended June 30, 2024			For the Six Months Ended June 30, 2024
(dollars in thousands)	Allowance for loan losses	Reserve for unfunded loan commitments	Allowance for credit losses	Allowance for loan losses	Reserve for unfunded loan commitments	Allowance for credit losses
Beginning balance	$41,688	$671	$42,359	$41,903	$640	$42,543
Provision for/(reversal of) credit losses	604	(47)	557	573	(16)	557
Less loans charged-off	(567)	—	(567)	(781)	—	(781)
Recoveries on loans charged-off	16	—	16	46	—	46
Ending balance	$41,741	$624	$42,365	$41,741	$624	$42,365

Shareholders' Equity and Capital Actions

At June 30, 2024, total shareholders' equity was $511.3 million, a $2.7 million decrease compared to March 31, 2024, and an $11.0 million increase compared to June 30, 2023. The decrease in shareholders' equity for the second quarter of 2024 was due to dividends paid of $3.0 million and share repurchases of $8.1 million, offset by net earnings of $7.2 million, equity compensation activity of $1.1 million and lower net unrealized loss on available-for-sale securities of $67,000. Book value per share increased to $28.12 from $27.67 and tangible book value per share(1) increased to $24.06 from $23.68.

On July 18, 2024, the Company announced the Board of Directors had declared a common stock cash dividend of $0.16 per share, payable on August 12, 2024 to shareholders of record on July 31, 2024.

On February 29, 2024, the Board of Directors authorized the repurchase of up to 1,000,000 shares of common stock, of which 508,275 shares were available as of June 30, 2024. The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Securities and Exchange Commission (“SEC”) Rules 10b5-1 and 10b-8. The Company repurchased 448,190 shares at a weighted average share price of $18.01 during the second quarter of 2024.

Contact: Lynn Hopkins, Chief Financial Officer
(213) 716-8066
lhopkins@rbbusa.com

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures included at the end of this press release.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of June 30, 2024, the Company had total assets of $3.9 billion. Its wholly-owned subsidiary, Royal Business Bank, is a full service commercial bank, which provides consumer and business banking services predominately to the Asian centric communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and on Oahu, Hawaii. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, three branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time on Tuesday, July 23, 2024, to discuss the Company’s second quarter 2024 financial results.

To listen to the conference call, please dial 1-888-506-0062 or 1-973-528-0011, the Participant ID code is 723739, conference ID RBBQ224. A replay of the call will be made available at 1-877-481-4010 or 1-919-882-2331, the passcode is 50850, approximately one hour after the conclusion of the call and will remain available through August 6, 2024.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, the Bank’s ability to comply with the requirements of the consent order we have entered into with the Federal Deposit Insurance Corporation (“FDIC”) and the California Department of Financial Protection and Innovation (“DFPI”) and the possibility that we may be required to incur additional expenses or be subject to additional regulatory action, if we are unable to timely and satisfactorily comply with the consent order; the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures; the potential for additional material weaknesses in the Company’s internal controls over financial reporting or other potential control deficiencies of which the Company is not currently aware or which have not been detected; business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the tight labor market, ineffective management of the United States (“U.S.”) federal budget or debt or turbulence or uncertainly in domestic or foreign financial markets; the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations; adverse developments in the banking industry highlighted by high-profile bank failures and the potential impact of such developments on customer confidence, liquidity and regulatory responses to these developments; our ability to attract and retain deposits and access other sources of liquidity; possible additional provisions for credit losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to, including potential supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; failure to comply with debt covenants;  fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; the effects of having concentrations in our loan portfolio, including commercial real estate and the risks of geographic and industry concentrations; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; severe weather, natural disasters, earthquakes, fires; or other adverse external events could harm our business; geopolitical conditions, including acts or threats of terrorism, actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, including the conflicts between Russia and Ukraine and in the Middle East, which could impact business and economic conditions in the U.S. and abroad; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including our credit quality and business operations, as well as the impact on general economic and financial market conditions; general economic or business conditions in Asia, and other regions where the Bank has operations; failures, interruptions, or security breaches of our information systems; climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs; cybersecurity threats and the cost of defending against them; our ability to adapt our systems to the expanding use of technology in banking; risk management processes and strategies; adverse results in legal proceedings; the impact of regulatory enforcement actions, if any; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in tax laws and regulations; the impact of governmental efforts to restructure the U.S. financial regulatory system; the impact of future or recent changes in the FDIC insurance assessment rate and the rules and regulations related to the calculation of the FDIC insurance assessments; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including Accounting Standards Update 2016-13 (Topic 326, “Measurement of Current Losses on Financial Instruments, commonly referenced as the Current Expected Credit Losses Model, which changed how we estimate credit losses and may further increase the required level of our allowance for credit losses in future periods; market disruption and volatility; fluctuations in the Company’s stock price; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuances of preferred stock; our ability to raise additional capital, if needed, and the potential resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and DFPI; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2023, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023
Assets
Cash and due from banks	$252,769	$269,243	$431,373	$330,791	$246,325
Interest-bearing time deposits with financial institutions	600	600	600	600	600
Investment securities available for sale	325,582	335,194	318,961	354,378	391,116
Investment securities held to maturity	5,200	5,204	5,209	5,214	5,718
Mortgage loans held for sale	3,146	3,903	1,911	62	555
Loans held for investment	3,047,712	3,027,361	3,031,861	3,120,952	3,195,995
Allowance for loan losses	(41,741)	(41,688)	(41,903)	(42,430)	(43,092)
Net loans held for investment	3,005,971	2,985,673	2,989,958	3,078,522	3,152,903
Premises and equipment, net	25,049	25,363	25,684	26,134	26,600
Federal Home Loan Bank (FHLB) stock	15,000	15,000	15,000	15,000	15,000
Cash surrender value of bank owned life insurance	59,486	59,101	58,719	58,346	57,989
Goodwill	71,498	71,498	71,498	71,498	71,498
Servicing assets	7,545	7,794	8,110	8,439	8,702
Core deposit intangibles	2,394	2,594	2,795	3,010	3,246
Right-of-use assets	30,530	31,231	29,803	29,949	28,677
Accrued interest and other assets	63,416	65,608	66,404	87,411	66,689
Total assets	$3,868,186	$3,878,006	$4,026,025	$4,069,354	$4,075,618
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$542,971	$539,517	$539,621	$572,393	$585,746
Savings, NOW and money market accounts	647,770	642,840	632,729	608,020	598,546
Time deposits, $250,000 and under	1,014,189	1,083,898	1,190,821	1,237,831	1,275,476
Time deposits, greater than $250,000	818,675	762,074	811,589	735,828	715,648
Total deposits	3,023,605	3,028,329	3,174,760	3,154,072	3,175,416
FHLB advances	150,000	150,000	150,000	150,000	150,000
Long-term debt, net of issuance costs	119,338	119,243	119,147	174,019	173,874
Subordinated debentures	15,047	14,993	14,938	14,884	14,829
Lease liabilities - operating leases	32,087	32,690	31,191	31,265	29,915
Accrued interest and other liabilities	16,818	18,765	24,729	42,603	31,294
Total liabilities	3,356,895	3,364,020	3,514,765	3,566,843	3,575,328
Shareholders' equity:
Common Stock	266,160	271,645	271,925	277,462	277,462
Additional paid-in capital	3,456	3,348	3,623	3,579	3,436
Retained Earnings	262,518	259,903	255,152	247,159	241,725
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive loss, net of tax	(20,915)	(20,982)	(19,512)	(25,761)	(22,405)
Total shareholders' equity	511,291	513,986	511,260	502,511	500,290
Total liabilities and shareholders’ equity	$3,868,186	$3,878,006	$4,026,025	$4,069,354	$4,075,618

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Interest and dividend income:
Interest and fees on loans	$45,320	$45,547	$50,810	$90,867	$100,752
Interest on interest-bearing deposits	3,353	5,040	2,112	8,393	2,903
Interest on investment securities	3,631	3,611	3,574	7,242	6,110
Dividend income on FHLB stock	327	331	259	658	524
Interest on federal funds sold and other	255	266	247	521	464
Total interest and dividend income	52,886	54,795	57,002	107,681	110,753
Interest expense:
Interest on savings deposits, NOW and money market accounts	4,953	4,478	2,778	9,431	5,074
Interest on time deposits	21,850	23,322	19,169	45,172	32,575
Interest on long-term debt and subordinated debentures	1,679	1,679	2,550	3,358	5,089
Interest on other borrowed funds	439	439	579	878	1,988
Total interest expense	28,921	29,918	25,076	58,839	44,726
Net interest income before provision for credit losses	23,965	24,877	31,926	48,842	66,027
Provision for credit losses	557	—	380	557	2,394
Net interest income after provision for credit losses	23,408	24,877	31,546	48,285	63,633
Noninterest income:
Service charges and fees	1,064	992	1,120	2,056	2,143
Gain on sale of loans	451	312	18	763	47
Loan servicing fees, net of amortization	579	589	606	1,168	1,337
Increase in cash surrender value of life insurance	385	382	344	767	679
Gain on OREO	292	724	—	1,016	—
Other income	717	373	405	1,090	649
Total noninterest income	3,488	3,372	2,493	6,860	4,855
Noninterest expense:
Salaries and employee benefits	9,533	9,927	9,327	19,460	19,191
Occupancy and equipment expenses	2,438	2,443	2,430	4,882	4,828
Data processing	1,466	1,420	1,356	2,886	2,655
Legal and professional	1,260	880	2,872	2,140	5,885
Office expenses	352	356	350	708	725
Marketing and business promotion	189	172	252	361	552
Insurance and regulatory assessments	981	982	809	1,963	1,313
Core deposit premium	201	201	235	402	472
Other expenses	704	588	886	1,291	1,807
Total noninterest expense	17,124	16,969	18,517	34,093	37,428
Income before income taxes	9,772	11,280	15,522	21,052	31,060
Income tax expense	2,527	3,244	4,573	5,771	9,141
Net income	$7,245	$8,036	$10,949	$15,281	$21,919

Net income per share
Basic	$0.39	$0.43	$0.58	$0.83	$1.15
Diluted	$0.39	$0.43	$0.58	$0.82	$1.15
Cash Dividends declared per common share	$0.16	$0.16	$0.16	$0.32	$0.32
Weighted-average common shares outstanding
Basic	18,375,970	18,601,277	18,993,483	18,488,623	18,989,686
Diluted	18,406,897	18,651,702	18,995,100	18,529,299	19,022,242

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets
Federal funds sold, cash equivalents & other (1)	$271,073	$3,935	5.84%	$379,979	$5,637	5.97%	$179,023	$2,619	5.87%
Securities
Available for sale (2)	318,240	3,608	4.56%	320,015	3,589	4.51%	348,343	3,547	4.08%
Held to maturity (2)	5,203	46	3.56%	5,207	46	3.55%	5,720	51	3.58%
Mortgage loans held for sale	3,032	57	7.56%	1,215	26	8.61%	52	1	6.65%
Loans held for investment: (3)
Real estate	2,828,339	41,590	5.91%	2,837,603	41,765	5.92%	3,064,633	46,304	6.06%
Commercial	185,679	3,673	7.96%	179,605	3,756	8.41%	207,493	4,503	8.70%
Total loans held for investment	3,014,018	45,263	6.04%	3,017,208	45,521	6.07%	3,272,126	50,807	6.23%
Total interest-earning assets	3,611,566	$52,909	5.89%	3,723,624	$54,819	5.92%	3,805,264	$57,025	6.01%
Total noninterest-earning assets	239,916			246,341			244,316
Total average assets	$3,851,482			$3,969,965			$4,049,580

Interest-bearing liabilities
NOW	56,081	276	1.98%	$58,946	$298	2.03%	$59,789	$202	1.36%
Money Market	431,559	3,877	3.61%	411,751	3,526	3.44%	432,384	2,519	2.34%
Saving deposits	164,913	800	1.95%	157,227	654	1.67%	111,214	57	0.21%
Time deposits, $250,000 and under	1,049,666	12,360	4.74%	1,175,804	13,805	4.72%	1,221,760	12,391	4.07%
Time deposits, greater than $250,000	772,255	9,490	4.94%	785,172	9,517	4.88%	709,803	6,778	3.83%
Total interest-bearing deposits	2,474,474	26,803	4.36%	2,588,900	27,800	4.32%	2,534,950	21,947	3.47%
FHLB advances	150,000	439	1.18%	150,000	439	1.18%	160,220	579	1.45%
Long-term debt	119,275	1,296	4.37%	119,180	1,295	4.37%	173,780	2,194	5.06%
Subordinated debentures	15,011	383	10.26%	14,957	384	10.33%	14,793	356	9.65%
Total interest-bearing liabilities	2,758,760	28,921	4.22%	2,873,037	29,918	4.19%	2,883,743	25,076	3.49%
Noninterest-bearing liabilities
Noninterest-bearing deposits	529,450			528,346			606,015
Other noninterest-bearing liabilities	51,087			55,795			59,760
Total noninterest-bearing liabilities	580,537			584,141			665,775
Shareholders' equity	512,185			512,787			500,062
Total liabilities and shareholders' equity	$3,851,482			$3,969,965			$4,049,580
Net interest income / interest rate spreads		$23,988	1.67%		$24,901	1.73%		$31,949	2.52%
Net interest margin			2.67%			2.69%			3.37%

Total cost of deposits	$3,003,924	$26,803	3.59%	$3,117,246	$27,800	3.59%	$3,140,965	$21,947	2.80%
Total cost of funds	$3,288,210	$28,921	3.54%	$3,401,383	$29,918	3.54%	$3,489,758	$25,076	2.88%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Six Months Ended
	June 30, 2024			June 30, 2023
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets
Federal funds sold, cash equivalents & other (1)	$325,528	$9,572	5.91%	$145,075	$3,891	5.41%
Securities
Available for sale (2)	319,127	7,197	4.54%	312,971	6,057	3.90%
Held to maturity (2)	5,205	94	3.63%	5,724	103	3.63%
Mortgage loans held for sale	2,124	83	7.86%	70	2	6.55%
Loans held for investment: (3)
Real estate	2,832,971	83,356	5.92%	3,078,572	91,208	5.97%
Commercial	182,642	7,428	8.18%	228,585	9,541	8.42%
Total loans held for investment	3,015,613	90,784	6.05%	3,307,157	100,749	6.14%
Total interest-earning assets	3,667,597	$107,730	5.91%	3,770,997	$110,802	5.93%
Total noninterest-earning assets	243,126			242,148
Total average assets	$3,910,723			$4,013,145

Interest-bearing liabilities
NOW	$57,513	574	2.01%	$61,585	$310	1.02%
Money Market	421,655	7,403	3.53%	445,531	4,659	2.11%
Saving deposits	161,070	1,454	1.82%	115,928	105	0.18%
Time deposits, $250,000 and under	1,112,735	26,165	4.73%	1,068,081	19,816	3.74%
Time deposits, greater than $250,000	778,713	19,007	4.91%	736,140	12,759	3.50%
Total interest-bearing deposits	2,531,686	54,603	4.34%	2,427,265	37,649	3.13%
FHLB advances	150,000	878	1.18%	194,807	1,988	2.06%
Long-term debt	119,228	2,591	4.37%	173,708	4,389	5.10%
Subordinated debentures	14,984	767	10.29%	14,766	700	9.56%
Total interest-bearing liabilities	2,815,898	58,839	4.20%	2,810,546	44,726	3.21%
Noninterest-bearing liabilities
Noninterest-bearing deposits	528,898			651,928
Other noninterest-bearing liabilities	53,441			54,469
Total noninterest-bearing liabilities	582,339			706,397
Shareholders' equity	512,486			496,202
Total liabilities and shareholders' equity	$3,910,723			$4,013,145
Net interest income / interest rate spreads		$48,891	1.71%		$66,076	2.72%
Net interest margin			2.68%			3.53%

Total cost of deposits	$3,060,584	$54,603	3.59%	$3,079,193	$37,649	2.47%
Total cost of funds	$3,344,796	$58,839	3.54%	$3,462,474	$44,726	2.60%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	For the Three Months Ended			For the Six Months Ended June 30,
	June 30,	March 31,	June 30,
	2024	2024	2023	2024	2023
Per share data (common stock)
Book value	$ 28.12	$27.67	$26.34	$28.12	$26.34
Tangible book value (1)	$ 24.06	$23.68	$22.40	$24.06	$22.40
Performance ratios
Return on average assets, annualized	0.76%	0.81%	1.08%	0.79%	1.10%
Return on average shareholders' equity, annualized	5.69%	6.30%	8.78%	6.00%	8.91%
Return on average tangible common equity, annualized (1)	6.65%	7.37%	10.33%	7.01%	10.49%
Noninterest income to average assets, annualized	0.36%	0.34%	0.25%	0.35%	0.24%
Noninterest expense to average assets, annualized	1.79%	1.72%	1.83%	1.75%	1.88%
Yield on average earning assets	5.89%	5.92%	6.01%	5.91%	5.93%
Yield on average loans	6.04%	6.07%	6.23%	6.05%	6.14%
Cost of average total deposits (2)	3.59%	3.59%	2.80%	3.59%	2.47%
Cost of average interest-bearing deposits	4.36%	4.32%	3.47%	4.34%	3.13%
Cost of average interest-bearing liabilities	4.22%	4.19%	3.49%	4.20%	3.21%
Net interest spread	1.67%	1.73%	2.52%	1.71%	2.72%
Net interest margin	2.67%	2.69%	3.37%	2.68%	3.53%
Efficiency ratio (3)	62.38%	60.07%	53.80%	61.21%	52.80%
Common stock dividend payout ratio	41.03%	37.21%	27.59%	38.55%	27.83%

(1)	Non-GAAP measure. See Non–GAAP reconciliations set forth at the end of this press release.
(2)	Total deposits include non-interest bearing deposits and interest-bearing deposits.
(3)	Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

	At or for the quarter ended
	June 30,	March 31,	June 30,
	2024	2024	2023
Credit Quality Data:
Special mention loans	$19,520	$20,580	$24,150
Special mention loans to total loans	0.64%	0.68%	0.76%
Substandard loans	$63,076	$57,170	$74,065
Substandard loans to total loans	2.07%	1.89%	2.32%
Loans 30-89 days past due, excluding nonperforming loans	$11,270	$20,950	$7,242
Loans 30-89 days past due, excluding nonperforming loans, to total loans	0.37%	0.69%	0.23%
Nonperforming loans	$54,589	$35,935	$41,862
OREO	—	1,071	577
Nonperforming assets	$54,589	$37,006	$42,439
Nonperforming loans to total loans	1.79%	1.19%	1.31%
Nonperforming assets to total assets	1.41%	0.95%	1.04%

Allowance for loan losses	$41,741	$41,688	$43,092
Allowance for loan losses to total loans	1.37%	1.38%	1.35%
Allowance for loan losses to nonperforming loans	76.46%	116.01%	102.94%
Net charge-offs	$551	$184	$580
Net charge-offs to average loans	0.07%	0.02%	0.07%

Capital ratios (1)
Tangible common equity to tangible assets (2)	11.53%	11.56%	10.64%
Tier 1 leverage ratio	12.48%	12.16%	11.60%
Tier 1 common capital to risk-weighted assets	18.89%	19.10%	16.91%
Tier 1 capital to risk-weighted assets	19.50%	19.72%	17.46%
Total capital to risk-weighted assets	25.67%	25.91%	25.27%

(1)	June 30, 2024 capital ratios are preliminary.
(2)	Non-GAAP measure. See Non-GAAP reconciliations set forth at the end of this press release.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Loan Portfolio Detail	As of June 30, 2024		As of March 31, 2024		As of June 30, 2023
(dollars in thousands)	$	%	$	%	$	%
Loans:
Commercial and industrial	$126,649	4.2%	$121,441	4.0%	$131,456	4.1%
SBA	50,323	1.7%	54,677	1.8%	53,459	1.7%
Construction and land development	202,459	6.6%	198,070	6.5%	256,916	8.0%
Commercial real estate (1)	1,190,207	39.1%	1,178,498	38.9%	1,183,396	37.0%
Single-family residential mortgages	1,467,802	48.2%	1,463,497	48.4%	1,554,713	48.7%
Other loans	10,272	0.2%	11,178	0.4%	16,055	0.5%
Total loans (2)	$3,047,712	100.0%	$3,027,361	100.0%	$3,195,995	100.0%
Allowance for loan losses	(41,741)		(41,688)		(43,092)
Total loans, net	$3,005,971		$2,985,673		$3,152,903

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs of $645, $474, and $766 as of June 30, 2024, March 31, 2024, and June 30, 2023, respectively.

Deposits	As of June 30, 2024		As of March 31, 2024		As of June 30, 2023
(dollars in thousands)	$	%	$	%	$	%
Deposits:
Noninterest-bearing demand	$542,971	18.0%	$539,517	17.8%	$585,746	18.4%
Savings, NOW and money market accounts	647,770	21.4%	642,840	21.2%	598,546	18.8%
Time deposits, $250,000 and under	921,712	30.5%	901,738	29.8%	826,665	26.0%
Time deposits, greater than $250,000	790,478	26.1%	746,611	24.7%	662,763	20.9%
Wholesale deposits (1)	120,674	4.0%	197,623	6.5%	501,696	15.8%
Total deposits	$3,023,605	100.0%	$3,028,329	100.0%	$3,175,416	100.0%

(1)	Includes brokered deposits, collateralized deposits from the State of California, and internet listing services.

Non-GAAP Reconciliations

Tangible Book Value Reconciliations

Tangible book value per share is a non-GAAP disclosure. Management measures tangible book value per share to assess the Company’s capital strength and business performance and believes this is helpful to investors as additional tools for further understanding our performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of June 30, 2024, March 31, 2024, and June 30, 2023.

(dollars in thousands, except share and per share data)	June 30, 2024	March 31, 2024	June 30, 2023
Tangible common equity:
Total shareholders' equity	$511,291	$513,986	$500,290
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(2,394)	(2,594)	(3,246)
Tangible common equity	$437,399	$439,894	$425,546
Tangible assets:
Total assets-GAAP	$3,868,186	$3,878,006	$4,075,618
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(2,394)	(2,594)	(3,246)
Tangible assets	$3,794,294	$3,803,914	$4,000,874
Common shares outstanding	18,182,154	18,578,132	18,995,303
Common equity to assets ratio	13.22%	13.25%	12.28%
Tangible common equity to tangible assets ratio	11.53%	11.56%	10.64%
Book value per share	$28.12	$27.67	$26.34
Tangible book value per share	$24.06	$23.68	$22.40

Return on Average Tangible Common Equity

Management measures return on average tangible common equity (“ROATCE”) to assess the Company’s capital strength and business performance and believes this is helpful to investors as an additional tool for further understanding our performance. Tangible equity excludes goodwill and other intangible assets (excluding mortgage servicing rights), and is reviewed by banking and financial institution regulators when assessing a financial institution’s capital adequacy. This non-GAAP financial measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures used by other companies. The following table reconciles ROATCE to its most comparable GAAP measure:

	Three Months Ended			Six Months Ended June 30,
(dollars in thousands)	June 30, 2024	March 31, 2024	June 30, 2023	2024	2023
Net income available to common shareholders	$7,245	$8,036	$10,949	$15,281	$21,919
Average shareholders' equity	512,185	512,787	500,062	512,486	496,202
Adjustments:
Average Goodwill	(71,498)	(71,498)	(71,498)	(71,498)	(71,498)
Average Core deposit intangible	(2,525)	(2,726)	(3,400)	(2,625)	(3,517)
Adjusted average tangible common equity	$438,162	$438,563	$425,164	$438,363	$421,187
Return on average common equity	5.69%	6.30%	8.78%	6.00%	8.91%
Return on average tangible common equity	6.65%	7.37%	10.33%	7.01%	10.49%